PACIFIC INTERACTIVE, CREATOR OF HOUSE OF FUN SOCIAL & MOBILE GAME ACQUIRED BY CAESARS INTERACTIVE ENTERTAINMENT, INC. (CIE)

MARKS CIE’S FOURTH SOCIAL GAME ACQUISITION IN FOUR YEARS; PACIFIC INTERACTIVE TO BE INTEGRATED UNDER PLAYTIKA PORTFOLIO OF SOCIAL AND MOBILE GAME ASSETS

LAS VEGAS, Nevada and TEL AVIV, Israel – February 13, 2014. Caesars Interactive Entertainment, Inc. (CIE) announced today the acquisition of Pacific Interactive UK Limited, a company based in the United Kingdom, and the assets of various affiliates of Pacific Interactive, creator of House of Fun, which is among the leading social and mobile casino-themed games on Facebook, iOS, Android, and the Amazon marketplace. House of Fun is free-to-play. The purchase price was not disclosed.
The acquisition of Pacific Interactive by CIE, an entity controlled by Caesars Acquisition Company (Nasdaq: CACQ) and Caesars Growth Partners, LLC, marks CIE’s fourth acquisition in the social games space -- Playtika (2011), Buffalo Studios (2012), and the poker app distributed under the World Series of Poker (WSOP) brand (2013). CIE will retain 100+ employees of Pacific Interactive and its affiliates in multiple offices around the world and begin to immediately integrate the operations.

“The House of Fun business is a great addition to our already-leading product portfolio. The acquisition allows us to offer a new quality product to our loyal user base and to attract new users,” said Playtika CEO Robert Antokol. “We believe the talented team at Pacific Interactive not only brings with it a unique product, but will also be a strong addition to the group and add to our market leadership in the category.”
“We are excited to join one of the largest and most successful social and mobile games companies in the world,” added Omri Shitreet, the founder and CEO of Pacific Interactive. “We are confident that under the Playtika umbrella, we will be able to deliver an even better game experience for our players while at the same time creating great value for our new shareholders.”

Launched in 2011, House of Fun is one of the category’s leading social and mobile casino-themed games, boasting industry-leading KPI’s and a loyal user base of 700,000 daily active users and 2,700,000 monthly active users.
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About Caesars Interactive Entertainment
CIE is one of the world’s leading interactive social and mobile casino-themed game providers. CIE owns the World Series of Poker (“WSOP”) in addition to multiple mobile and social game titles under its Playtika subsidiary, including Slotomania, Caesars Casino, Bingo Blitz and World Series of Poker. In addition, CIE operates real money online gaming in Nevada under the WSOP.com brand, and in New Jersey under the CaesarsCasino.com, HarrahsCasino.com and WSOP.com brands, and licenses its brands in other foreign legal real money online gaming jurisdictions, including the United Kingdom and Italy. CIE, a subsidiary of Caesars Growth Partners, LLC (“CGP”), which is a joint venture between Caesars Acquisition Company (“CAC”) and Caesars Entertainment Corporation (“Caesars Entertainment”), the world’s most diversified casino-entertainment provider and the most geographically diverse U.S. casino- entertainment company, was formed by Caesars Entertainment in May 2009 to take the diverse brands in the Caesars portfolio and maximize their value in today’s digital, online world. CIE’s business partners are some of today’s most successful global companies, including Apple, Facebook, Microsoft and Yahoo. CIE employs more than 500 full-time employees and has offices in four countries on three continents: in Las Vegas, Nevada, in Montreal, Canada and in Tel Aviv, Israel. It also houses development studios in California, Belarus, Romania and Ukraine.

About Our Affiliates
CGP is a casino asset and entertainment company focused on acquiring and developing a portfolio of high-growth operating assets and equity and debt investments in the gaming and interactive entertainment industry. Through its two businesses—Interactive Entertainment and Casino Properties and Developments—CGP will focus on acquiring or developing assets with strong value creation potential and leveraging interactive technology with well-known online and mobile game portfolio and leading brands. Assets include CIE, Planet Hollywood (located in Las Vegas, Nevada), and interests in a joint venture developing Horseshoe Baltimore (. Through its relationship with Caesars Entertainment, CGP has the ability to access Caesars Entertainment’s proven management expertise, brand equity, Total Rewards loyalty program and structural synergies. For more information, please visit www.caesarsacquisitioncompany.com.
CAC was formed to make an equity investment in CGP, a joint venture between CAC and Caesars Entertainment. CAC is the managing member and sole holder of all of CGP’s outstanding voting units.
Caesars Entertainment Corporation is the world's most diversified casino-entertainment company. Since its beginning in Reno, Nevada, 75 years ago, Caesars has grown through development of new resorts, expansions and acquisitions and now operates casinos on four continents. The company's resorts operate primarily under the Caesars®, Harrah's® and Horseshoe® brand names. Caesars also owns the London Clubs International family of casinos. Caesars is focused on building loyalty and value with its guests through a unique combination of great service, excellent products, unsurpassed distribution, operational excellence and technology leadership. We are committed to environmental sustainability and energy conservation and recognize the importance of being a responsible steward of the environment. For more information, please visit www.caesars.com.

Contacts:
Media:    Seth Palansky, VP, Corporate Communications, CIE., spalansky@caesars.com or (702) 407-6344
Investor Relations: Joyce Thomas, Investor Relations, CACQ., jthomas@caesars.com or (702) 880-4707